UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 31, 2009
INTRAOP MEDICAL CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-49735	87-0642947
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

570 Del Rey Avenue
Sunnyvale, California	94085
(Address of principal executive offices)	(Zip Code)
408-636-1020
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On December 31, 2009, Intraop Medical Corporation (the “Company”) entered into an amendment to the Debenture Purchase Agreement (the “Purchase Agreement”), dated as of September 30, 2008 and amended as of April 9, 2009 and June 30, 2009, with Lacuna Venture Fund LLLP and Lacuna Hedge Fund LLLP (together, “Lacuna”), E.U. Capital Venture, Inc. (“E.U. Capital”), Encyclopedia Equipment LLC (“Encyclopedia”), VMG Holdings II, LLC (“VMG”) and Rawleigh Ralls (collectively, the “Debenture Purchasers”), and the 10% Senior Secured Debentures (the “Debentures”) that the Company has issued under the Purchase Agreement, in order to (i) extend the period during which the Company may issue Debentures under the Purchase Agreement and (ii) extend the maturity date of the Debentures, in each case until January 31, 2010. The Purchase Agreement provides that the Company may issue up to $5,000,000 aggregate principal amount of Debentures. As of December 31, 2009, an aggregate of $4,600,000 principal amount of Debentures has been issued to the Debenture Purchasers as follows: $3,400,000 aggregate principal amount to Lacuna; $250,000 aggregate principal amount to Mr. Ralls; $250,000 aggregate principal amount to Encyclopedia; $200,000 aggregate principal amount to VMG; and $500,000 aggregate principal amount to E.U. Capital.
     As amended, the Debentures pay interest at the rate of 10% per annum, payable monthly in arrears. All outstanding principal and any accrued but unpaid interest is payable in full on the earlier of (i) January 31, 2010 or (ii) the date the Company closes an issuance, or series of issuances, of promissory notes convertible into shares of its Common Stock with gross aggregate proceeds received by the Company of not less than $6,000,000 (other than pursuant to the Purchase Agreement). In the event that (i) the Company closes an issuance, or series of issuances, of shares of its Preferred Stock (the “New Securities”) with gross aggregate proceeds received by the Company of not less than $1,000,000 and (ii) the Debentures have not been paid in full, then the entire outstanding principal balance and all accrued but unpaid interest thereon shall convert at the option of the holder into shares of the New Securities at a conversion price equal to the price per share paid by the investors purchasing the New Securities on the same terms and conditions as given to such investors. Upon the occurrence of certain events of default, the full principal amount of the Debentures, together with all accrued but unpaid interest and late fees thereon, becomes immediately due and payable. The obligations of the Company in respect of the Debentures are secured by a lien on substantially all of the Company assets (subject to certain other permitted liens) pursuant to the terms of a security agreement among the Company and the Debenture Purchasers.
     In connection with the issuance of the Debentures, the Company has issued warrants to purchase an aggregate of 821,419 shares of common stock to the purchasers of such Debentures, which includes warrants to purchase 607,136 shares issued to Lacuna, 44,642 shares issued to Mr. Ralls, 44,642 shares issued to Encyclopedia, 35,714 shares issued to VMG Holdings II, LLC and 89,285 shares issued to E.U. Capital. These warrants have a five-year term, subject to early termination upon the occurrence of certain events, and an exercise price of $1.40 per share. Pursuant to the Purchase Agreement, the Company may be obligated to issue warrants to purchase up to an additional 71,428 shares of its Common Stock to the purchasers of the remaining Debentures that are available for issuance under the Purchase Agreement.
     Lacuna is an investor in the Company. Since entering into that certain Common Stock and Warrant Purchase Agreement, dated August 17, 2007, Lacuna has acquired, in a series of transactions, approximately 34% of the Company’s total outstanding Common Stock, for an aggregate purchase price of approximately $4,075,000. In addition, Lacuna and certain of its affiliates are a party to a rights agreement, dated August 17, 2007, as amended on August 27, 2007, by and among the Company and certain investors named therein, which grants the investors certain registration rights and rights to participate in subsequent offerings.
     Rawleigh Ralls is a director of the Company and a managing director of Lacuna’s parent entity. J.K. Hullett and Wink Jones, who serve as officers of the Company, are also managing directors of Lacuna’s parent entity.
     Oliver Janssen is a director of the Company and a member of Encyclopedia. Mr. Janssen is a stockholder of the Company and holds warrants to purchase shares of the Company’s Common Stock. Mr. Janssen is also a party to the rights agreement described above.

     The Company has entered into a revolving, $6,000,000, combined inventory and factoring agreement, or product financing arrangement, under which the Company pledged as collateral certain of its inventory and receivables, with E.U. Capital. E.U. Capital is also a stockholder of the Company and a party to the rights agreement described above.
     Greg Koonsman is a director of the Company and a member and founder of VMG. Since entering into the common stock purchase agreement described above, VMG has acquired, in a series of transactions, approximately 7% of the Company’s total outstanding Common Stock, for an aggregate purchase price of approximately $1,060,000. VMG is also a party to the rights agreement described above.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTRAOP MEDICAL CORPORATION
Dated: January 6, 2010	By:	/s/ John Powers
John Powers
President and Chief Executive Officer